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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------


                                    FORM 8-K

                                 CURRENT REPORT

                             -----------------------


                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): May 18, 2000



                                  TIFFANY & CO.

             (Exact name of Registrant as specified in its charter)



           Delaware                     1-9494                    13-3228013
    (State or other jurisdiction       (Commission             (I.R.S. Employer
         of incorporation)              File Number)            Identification
                                                                  Number)

     727 Fifth Avenue, New York, New York                       10022
   (Address of principal executive offices)                    (Zip Code)




       Registrant's telephone number, including area code: (212) 755-8000

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Item 5.  Other Events.

         On May 18, 2000, Registrant issued the following press release announcing a two-for-one stock split and a 33 percent increase in the quarterly cash dividend rate.

NEW YORK, May 18, 2000 - The Board of Directors of Tiffany & Co. (NYSE-TIF) today declared a two-for-one split of the Company's Common Stock, to be effected in the form of a share distribution, and approved a 33 percent increase in the quarterly cash dividend rate. William R. Chaney, Chairman, announced these actions at the Company's Annual Meeting of Stockholders.

At the Annual Meeting, stockholders approved an increase in the Company's authorized shares from 120 million shares to 240 million shares. Tiffany currently has approximately 73 million shares outstanding, which will increase to approximately 146 million shares after the stock split. The additional shares issued resulting from the stock split will be distributed on July 20, 2000 to stockholders of record on June 20, 2000.

The Board also declared a quarterly cash dividend of eight cents per share on "pre-split" shares, to be paid on July 20, 2000 to stockholders of record on June 20, 2000. The Company expects to pay future quarterly cash dividends at the rate of four cents per share on all "post-split" shares. Tiffany's current quarterly dividend rate is six cents per share on a pre-split basis.

Mr. Chaney, said, "The stock split, the fourth since our 1987 initial public offering, is intended to make the purchase of our shares more accessible to individual shareholders and to increase market liquidity. The increase in the dividend rate, which is the fifth consecutive annual increase, reflects our confidence in the opportunities ahead for Tiffany & Co."

Michael J. Kowalski, President and Chief Executive Officer, added, "Our confidence was certainly justified by our first quarter results. Sales rose 26%, based on comparable store sales growth of 28% in the U.S. and 15% in Japan, and net earnings advanced 88%. Continuing our highly focused strategy of providing superior products and customer service, building worldwide awareness and carefully controlling our expansion, we believe we are uniquely positioned to continue to gain market share, improve our operating effectiveness and continue a record of consistent earnings growth."

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific, Europe and the Middle East. Direct Marketing includes Tiffany's corporate division, catalog and Internet sales. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.

                                      # # #


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          TIFFANY & CO.


                                      BY: /s/ Patrick B. Dorsey
                                          _____________________________________
                                          Patrick B. Dorsey
                                          Senior Vice President, General Counsel
Date: May 19, 2000                          and Secretary